Exhibit 10.1

FIRST AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment amends the terms of the Amended and Restated Employment Agreement (the (“Agreement”) dated as of August 28, 2012 by and between The Greenbrier Companies, Inc. (the “Company”) and                                  (“Executive”).

1. Timing of Payment of Pro-Rated Bonus. Section 7.1(a) of the Agreement is amended as set forth below, such that the pro-rated annual bonus payable in respect of the year in which Executive’s employment terminates shall be calculated solely based on achievement of performance measures and shall be paid at the time bonuses are otherwise payable under the Company’s annual bonus program.

“(a) The Company shall pay Executive a lump sum severance payment equal to the sum of: (i) an amount equal to two times Executive’s Base Salary as in effect immediately preceding the date of Executive’s termination of employment, plus (ii) an amount equal to two times the Average Bonus. Such severance payment shall be paid within 60 days following the date of termination, provided Executive signs the release of claims as required under this Section 7.1, and further provided that if the 60-day post-termination period spans two taxable years of Executive (i.e., two calendar years), the severance payments shall be paid in the second taxable year. In addition, the Company shall pay Executive a pro-rated bonus for the fiscal year in which such termination occurs, in an amount equal to the annual bonus Executive would have earned based on achievement of applicable performance measures, if he had remained employed by the Company through the date bonuses are normally paid to employees under the Company’s annual bonus program (the “Payment Date”), multiplied by a fraction, the numerator of which is the number of days during such fiscal year (which begins September 1) that Executive is employed and the denominator of which is 365 (the “Pro-Rated Bonus”). The Pro-Rated Bonus shall be paid on the Payment Date. “Average Bonus” shall mean the average of the two most recent annual bonuses received by the Executive prior to the year in which his termination of employment occurs. The Company may condition the receipt of the severance payments provided for in this Section 7.1 on Executive having provided to the Company a signed, comprehensive release of claims against the Company and its affiliates as of the date of termination within 30 days of the date of termination, in substantially the form attached as Exhibit A to this Agreement.”

2. Acceleration of Vesting. Section 7.1(c) of the Agreement is amended as set forth below, such that vesting of performance-based restricted stock units will not accelerate upon termination of Executive’s employment.

“(c) As of the Date of Termination, all unvested stock options held by Executive shall become fully vested and exercisable, all restricted stock awards held by Executive shall become fully vested and no longer subject to repurchase or forfeiture, and all restricted stock units subject to time-based vesting shall become fully vested. Any performance-based restricted stock awards shall vest at the target performance level. Any performance-based restricted stock units shall continue to vest based on performance during the applicable performance measurement period. Notwithstanding any provision to the contrary in the applicable restricted stock unit award agreement, upon vesting of the performance-based restricted stock units, Executive will be entitled to receive the number of shares issuable under the terms of the applicable restricted stock unit award agreement based upon the level of performance achieved during the entire performance measurement period.”

First Amendment to Amended and Restated Employment Agreement

Except as amended by this First Amendment, the Agreement shall remain in full force and effect.

THE GREENBRIER COMPANIES, INC.	EXECUTIVE

By:

Dated Signed:	Dated Signed:

First Amendment to Amended and Restated Employment Agreement